GUARANTEED MINIMUM INCOME BENEFIT RIDER

This rider is part of your Contract/Certificate, and the same definitions apply to the capitalized terms used herein. The benefit described in this rider is subject to all the terms contained in your Contract/Certificate, except as modified below.

In this rider, "we", "our", and "us" means Equitable Life Assurance Society of the United States and "you" and "your" means the Owner.

THIS RIDER'S BENEFIT

If you have elected this rider, you may apply the Guaranteed Minimum Income Benefit benefit base during the period of time indicated below to purchase a minimum amount of guaranteed lifetime income under either (i) our fixed Life annuity payout option or (ii) our Income Manager (Life Annuity with a Period Certain) level payout annuity Contract/Certificate. Other options may be available at the time of exercise.

The Life Annuity payout option provides annuity payments while the Annuitant is living. Payments end with the last payment made before the Annuitant's death. Payments under this annuity payout option end with the last payment made before the surviving Annuitant's death.

[APPLICABLE FOR CONTRACT/CERTIFICATES ISSUED IN THE QP, TSA AND IRA MARKETS] [The Income Manager (Life Annuity with a Period Certain) level payment payout annuity Contract/Certificate provides payment during a period certain with payments continuing for life thereafter. The period certain is based on the Annuitant's age at the time the Income Manager (Life Annuity with a Period Certain) payout annuity is elected. The period certain is 10 years for Annuitants' age 60 through 75; 9 years for age 76; 8 years for age 77; 7 years for ages 78 through 83; 6 years for age 84; and 5 years for age 85. The Income Manager (Life Annuity with a Period Certain) level payment payout annuity is also available on a joint and survivor basis.]

[APPLICABLE FOR CONTRACT/CERTIFICATES ISSUED IN THE NQ MARKETS]
[The Income Manager (Life Annuity with a Period Certain) level payment payout annuity Contract/Certificate provides payment during a period certain with payments continuing for life thereafter. The period certain is based on the Annuitant's age at the time the Income Manager (Life Annuity with a Period Certain) payout annuity is elected. The period certain is 10 years for Annuitants' age 60 through 80; 9 years for age 81; 8 years for age 82; 7 years for ages 83; 6 years for age 84; and 5 years for age 85. The Income Manager (Life Annuity with a Period Certain) level payment payout annuity is also available on a joint and survivor basis.]


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The following paragraphs describe the conditions for exercise of the Guaranteed
Minimum Income Benefit.

Contract/Certificates issued in the Tax Sheltered Annuity and Qualified Plan markets must convert to a traditional IRA Contract/Certificate to exercise the Guaranteed Minimum Income Benefit.

[APPLICABLE FOR ANNUITANT ISSUE AGES 20 THROUGH 44]
The Guaranteed Minimum Income Benefit is available only if it is exercised within 30 days following each Contract Date anniversary beginning with the [15th] or later Contract Date anniversary under this Contract/Certificate. However, it may not be exercised later than the Annuitant's age [85].

[APPLICABLE FOR ANNUITANT ISSUE AGES 45 THROUGH 49]
The Guaranteed Minimum Income Benefit is available only if it is exercised within 30 days following each Contract Date anniversary beginning with the [10th] or later Contract Date anniversary on or after the Annuitant's 60th birthday. However, it may not be exercised later than the Annuitant's age [85].

[APPLICABLE FOR ANNUITANT ISSUE AGES 50 THROUGH 75]
The Guaranteed Minimum Income Benefit is available only if it is exercised within 30 days following each Contract Date anniversary beginning with the [10th] or later Contract Date anniversary under this Contract/Certificate. However, it may not be exercised later than the Annuitant's age [85].

On the Transaction Date that you exercise the Guaranteed Minimum Income Benefit, the annual lifetime income that will be provided under the fixed payout option selected will be the greater of (i) the Guaranteed Minimum Income Benefit, and
(ii) the amount of income that would be provided by application of the Annuity Account Value as of the Transaction Date at our then current annuity purchase factors.

GUARANTEED MINIMUM INCOME BENEFIT BASE - On the Contract Date, the Guaranteed Minimum Income Benefit base is equal to your initial Contribution [plus ant Credit]. Thereafter, the Guaranteed Minimum Income Benefit base is equal to the greater of the [6%] Roll up or Annual Ratchet to age [85]. The Guaranteed Minimum Income Benefit base is also adjusted for any subsequent Contibutions, [Credits] and withdrawals.

For the [6%] Roll up to age [85], the Guaranteed Minimum Death Benefit is credited each day with interest at an annual effective rate of [6%] ([3%] for amounts in the [AXA Premier VIP Core Bond, EQ/Alliance Money Market, EQ/Alliance Quality Bond, EQ/High Yield, Fixed Maturity Options, Guaranteed Interest Account and the loan reserve account] (if applicable) through the Annuitant's age [85] (or at the Annuitant's death, if earlier), and 0% thereafter. [The Guaranteed Minimum Death Benefit interest rate applicable during the period selected for the Special Dollar Cost Averaging Account, if applicable, will be [6%].]

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For the Annual Ratchet to age [85], on each Contract Date anniversary through the Annuitant's age [85], if the Annuity Account Value is greater than the current Guaranteed Minimum Death Benefit, the Guaranteed Minimum Death Benefit is reset to equal the Annuity Account Value.

EFFECT OF WITHDRAWALS UNDER BOTH THE 6% ROLL UP OR ANNUAL RATCHET OPTIONS - The current Guaranteed Minimum Income Benefit benefit base will be reduced on a dollar-for-dollar basis as long as the sum of your withdrawals in any Contract Year is [6%] or less of the Guaranteed Minimum Death Benefit as of the beginning of the Contract Year. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed [6%] of the Guaranteed Minimum Death Benefit as of the beginning of the Contract Year, that withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction to occur. The Guaranteed Minimum Income Benefit benefit base will also be reduced by any withdrawal charge remaining on the Transaction Date that the Owner exercises the Guaranteed Minimum Income Benefit.

The Guaranteed Minimum Income Benefit is applied to guaranteed minimum annuity purchase factors to determine the Guaranteed Minimum Income Benefit. The guaranteed minimum annuity purchase factors are shown in the attached table.

The Guaranteed Minimum Income Benefit base does not create an Annuity Account Value or a Cash Value and is used solely for purposes of calculating the Guaranteed Minimum Income Benefit.

THE COST OF THIS RIDER

The charge for the Guaranteed Minimum Income Benefit is [0.45%] of the Guaranteed Minimum Income Benefit benefit base, deducted annually on each Contract Anniversary. This charge will be deducted from the Annuity Account Value in the Variable Investment Options and the Guaranteed Interest Account on a pro rata basis. If there is insufficient value in the Variable Investment Options and the Guaranteed Interest Account, all or a portion of the charge will be deducted from the Annuity Account Value in the Fixed Maturity Options in order of the earliest maturity dates.

GENERAL PROVISIONS OF THIS RIDER

This rider will terminate, and any charges associated therein, when the Contract/Certificate terminates or when the Contract/Certificate is continued under the Beneficiary Continuation Option, if applicable.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


/s/ Christopher M. Condron                      /s/ Pauline Sherman
--------------------------                      --------------------------------
Christopher M. Condron                          Pauline Sherman
Chairman and Chief Executive Officer            Senior Vice President, Secretary
                                                and Associate General Counsel



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                        GUARANTEED MINIMUM INCOME BENEFIT
                       TABLE OF GUARANTEED MINIMUM ANNUITY
                                PURCHASE FACTORS
                         FOR INITIAL LEVEL ANNUAL INCOME
                             [SINGLE LIFE] - [MALE]


                                PURCHASE FACTORS


       Election Age                  Life Annuity
       ------------                with a Period Certain           Life Annuity
                                   ---------------------           -------------

                                 [NQ]/[IRA, if different]
                                 -----------------------
            60                            4.94                         5.15%
            61                            5.02                         5.26
            62                            5.11                         5.38
            63                            5.20                         5.51
            64                            5.30                         5.64
            65                            5.40                         5.79
            66                            5.50                         5.94
            67                            5.60                         6.10
            68                            5.70                         6.27
            69                            5.81                         6.45
            70                            5.91                         6.64
            71                            6.02                         6.84
            72                            6.12                         7.06
            73                            6.21                         7.28
            74                            6.31                         7.51
            75                            6.40                         7.76
            76                         6.50/6.69                       8.03
            77                         6.59/7.01                       8.31
            78                         6.66/7.38                       8.61
            79                         6.74/7.53                       8.93
            80                         6.81/7.67                       9.27
            81                         7.16/7.81                       9.64
            82                         7.57/7.93                      10.02
            83                            8.05                        10.43
            84                            8.60                        10.87
            85                            9.25                        11.34

Other forms of annuities may be available.


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